Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"ACCESS DIRECT, INC.", A NEW JERSEY CORPORATION,

WITH AND INTO "ANYTHINGIT INC." UNDER THE NAME OF "ANYTHINGIT INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE EIGHTEENTH DAY OF OCTOBER, A.D. 2000, AT 9 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

3297338 8100M

AUTHENTICATION: 8042585

100640639

DATE: 06-09-10

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/18/2000
001526431 - 3297338

CERTIFICATE OF OWNERSHIP AND MERGER

of

ACCESS DIRECT, INC.
(a New Jersey corporation)

into

ANYTHINGIT INC.
(a Delaware corporation)

It is hereby certified that:

1. Access Direct, Inc. (hereinafter called the "Access") is a corporation of the State of New Jersey, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

2. Access, as the owner of all of the outstanding shares of the stock of AnythingIT Inc., a corporation of the State of Delaware (hereinafter called "AnythingIT"), hereby merges itself into AnythingIT.

3. The following is a copy of the resolutions adopted on the 17th day of October, 2000, by the Board of Directors of Access to merge Access into AnythingIT:

> RESOLVED that this corporation ("Access") be reincorporated in the State of Delaware by merging itself into AnythingIT Inc., a Delaware corporation ("AnythingIT") pursuant to the laws of the State of New Jersey and the State of Delaware as hereinafter provided, so that the separate existence of Access shall cease as soon as the merger shall become effective, and thereupon Access and AnythingIT will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware.
>
> RESOLVED that the terms and conditions of the proposed merger are as follows:

(a) From and after the effective time of the merger, all of the estate, property, rights, privileges, powers, and franchises of Access shall become vested in and be held by AnythingIT as fully and entirely and without change or diminution as the same were before held and enjoyed by Access, and AnythingIT shall assume all of the obligations of Access.

(b) Each share of common stock, without par value, of Access which shall be issued and outstanding immediately prior to the effective time of the merger shall be converted into 10,000 issued and outstanding shares of common stock, $0.01 par value, of AnythingIT, and, from and after the effective time of the merger, the holders of all of said issued and outstanding shares of common stock of Access shall automatically be and become holders of shares of AnythingIT upon the basis above specified, whether or not certificates representing said shares are then issued and delivered. Each share of common stock, without par value, of Access which shall be issued and held by it as a treasury share immediately prior to the effective time of the merger shall be converted into 10,000 shares of common stock, $0.01 par value, of AnythingIT and shall be held in the treasury of AnythingIT until sooner disposed of.

(c) After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing common stock of Access may surrender the same to AnythingIT at its office in Lodi, New Jersey and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing 10,000 shares of common stock of AnythingIT for each share of Access represented by the exchanged certificate(s). Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of common stock of Access shall be deemed for all corporate purposes to evidence ownership of shares of common stock of AnythingIT.

(d) From and after the effective time of the merger, the Certificate of Incorporation and the By-Laws of AnythingIT shall be the Certificate of Incorporation and the By-Laws of AnythingIT as in effect immediately prior to such effective time.

(e) The members of the Board of Directors and officers of Access immediately before the effective time of the merger shall be the corresponding members of the Board of Directors and the corresponding officers of AnythingIT immediately after the effective time of the merger.

(f) From and after the effective time of the merger, the assets and liabilities of Access and of AnythingIT shall be entered on the books of AnythingIT at the amounts at which they shall be carried at such time on the respective books of this Access and of AnythingIT, subject to such inter-corporate adjustments or eliminations, if any, as may be required to give effect to the merger; and, subject to such action as may be taken by the Board of Directors of AnythingIT, in accordance with generally accepted accounting principles, the capital and surplus of AnythingIT shall be equal to the capital and surplus of this Access and of AnythingIT.

4. The proposed merger herein certified has been adopted, approved, certified, executed, and acknowledged by Access in accordance with the laws under which it is organized.

Signed on October 17, 2000

Access Direct, Inc.

By______________________________

David Bernstein, President